EXHIBIT 16.1

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM GREEN & COMPANY, CPAS

August 25, 2016

Securities and Exchange Commission

Washington, D.C.  20549

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated August 25, 2016, of EMS Find, Inc. and are in agreement with the statements contained in the first and second paragraphs of Item 4.01 on page 2 therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

We hereby confirm that there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) that occurred within the two most recent fiscal years of EMS Find, Inc.

Sincerely,

By:  /s/ Green & Company, CPAs

Green & Company, CPAs

cc:   EMS Find, Inc.